Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333- 256732) of our report dated February 28, 2022, relating to the consolidated financial statements of Metromile, Inc. as of December 31, 2021 and 2020 and for the years then ended, and the effectiveness of internal control over financial reporting of Metromile, Inc. as of December 31, 2021 (which report expresses an unqualified opinion on the consolidated financial statements and an adverse opinion on internal controls over financial reporting due to a material weakness), appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Moss Adams LLP

San Francisco, California
February 28, 2022

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